Exhibit 5.1

[ROPES & GRAY LETTERHEAD]

October 9, 2003

Domino’s, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

Ladies and Gentlemen:

We have acted as counsel to Domino’s, Inc., a Delaware corporation (the “Company”), Domino’s Pizza International, Inc., a Delaware corporation ( the “Delaware Guarantor”), and the other Guarantors (as defined below) in connection with (i) the proposed issuance by the Company of up to $403,000,000 aggregate principal amount of its 8¼% Senior Subordinated Notes due 2011 (the “Exchange Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 8¼% Senior Subordinated Notes due 2011 (the “Original Notes”), which have not been so registered (the “Exchange Offer”), and (ii) the guarantee of the Exchange Notes by each of the Guarantors (the “Guarantees”).

The Exchange Notes will be issued under an Indenture dated as of June 25, 2003 (the “Indenture”) by and among the Company and Domino’s Pizza, LLC, Domino’s Franchise Holding Co., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza-Government Services Division, Inc., Domino’s Pizza PMC, Inc., Domino’s Pizza NS Co. and the Delaware Guarantor (collectively, the “Guarantors”) and BNY Midwest Trust Company, as indenture trustee. The terms of the Guarantees are contained in the Indenture, and the Guarantees will be issued pursuant to the Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offer and the Guarantees and such other records, agreements, certificates and documents, and have made such other and further investigations, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company and the Delaware Guarantor.

We are members of the Bar of the State of New York and we do not express any opinion herein concerning any laws other than the federal laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Delaware.

Domino’s Inc.	-2-	October 9, 2003

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Michigan, we have relied upon the opinion of Miller, Canfield, Paddock and Stone, P.L.C., dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of Munsch Hardt Kopf & Harr, P.C., dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Florida, we have relied upon the opinion of Trenam Kemker, dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the Canadian Province of Nova Scotia, we have relied upon the opinion of Stewart McKelvey Stirling Scales, dated the date hereof.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Exchange Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

2.	The Guarantee by the Delaware Guarantor has been duly authorized by all requisite corporate action of the Delaware Guarantor.

3.	Upon the due issuance of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer and the due execution and delivery of the Guarantees by the Guarantors in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantees by the Guarantors, which will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion that the Exchange Notes and the Guarantees constitute legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

Domino’s Inc.	-3-	October 9, 2003

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/    ROPES & GRAY LLP

Ropes & Gray LLP